Exhibit 10.4

Mr. Notary:

Please enter in your Registry of Public Deeds one recording the Option Agreement and the Lease Agreement entered into by and between BEAR CREEK MINING COMPANY – SUCURSAL DEL PERU, with RUC Nº 20473955939, registered in entry 1, file Nº 41289 of the Public Mining Registry, duly represented by it’s general manager Andrew T. Swarthout, identified with foreign identity card N114755, whose faculties are registered as entry 1 of file 41289, with registered office at calle Monteflor Nº 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33, hereinafter referred to as “OPTIONEE”; on one side; and, on the other side JANNETTE VERGARA HERRERA, represented by Jaime Oswaldo Vergara León, identified with DNI Nº 08231837, in accordance with the faculties conferred in virtue of the public deed granted before the notary of Lima Dr. Manuel Reátegui Tomatis and recorded as entry 1A of file Nº 228734 of the Public Registry in Lima and Callao, JAIME OSWALDO VERGARA LEÓN, identified with DNI Nº 08231837, married to Carmen Julia Herrera Galdo de Vergara, miner, and CARMEN JULIA HERRERA GALDO DE VERGARA, identified with DNI Nº 08231836, married to Jaime Oswaldo Vergara León, all domiciled at Manuel Fuentes Nº 073, San Isidro, Lima 27, hereinafter collectively referred to as the “TITLEHOLDER”; on the following terms and conditions:

RECITALS

WHEREAS:

1.	The Titleholder has agreed to grant to the Optionee an exclusive and irrevocable option to acquire 100% of the Mineral Rights within a maximum term of forty-eight months.

2.	Together with this exclusive and irrevocable option to acquire, the Titleholder has agreed to lease the Mineral Rights to the Optionee, for exploration purposes and for a forty-eight month term.

NOW AND THEREFORE, the Parties have agreed as follows:

1.	FIRST: DEFINITIONS

For the purposes hereof and of the preceding recitals, the following words and expressions shall have the following meanings:

1.1	“Exhibits”, means Exhibit “A” “B” and “C” of the agreement hereof.

1.2	“Deposits”, means the sums of money that will be delivered to the Titleholder under the option agreement and pursuant to Article 1480 and followings of the Peruvian Civil Code, which sums of money shall be deducted in full and immediately from the Transfer Price if the Optionee exercises the Option.

1.3	“Mineral Rights”, means the following mining concessions:

a)	Cinco Hermanos, code 8353 of the former Regional Mining Office of Huancavelica, with an extent of 100 hectares, located in the district of Paucará, province of Acobamba, department of Huancavelica, which title to mining concession granted to Jannette Vergara Herrera was approved by Resolution RJ Nº 7577-94/RPM dated November 21, 1994.

b)	Jaime 1, code 01-02043-99, with an extent of 600 hectares, located in the districts of Paucará and Andabamba, province of Acobamba, department of Huancavelica, which title to mining concession granted to Jaime Oswaldo Vergara León was approved by Resolution RJ Nº0974-2000-RPM dated March 16, 2000; and

c)	Julia 1, code 01-02044-99, with an extent of 600 hectares, located in the districts of Paucará, Acoria and Andabamba, provinces of Acobamba and Huancavelica, department of Huancavelica, which title to mining concession granted to Carmen Julia Herrera Galdo de Vergara was approved by Resolution RJ Nº 1169-2000-RPM dated March 27, 2000.

1.4	“Agreement”, means this document that contains the Option to Acquire and Mining Lease Agreements, its Exhibits, as well as any amendments, clarifications or additions thereto that the Parties may agree from time to time.

1.5	“Lease Agreement”, means the mining lease agreement relating to the Mineral Rights, and any amendments, clarifications, or additions thereto that the Parties may agree from time to time pursuant to Article 166 of the General Mining Act.

1.6	“Option Agreement”, means the option to acquire the Mineral Rights, and any amendments, clarifications, or additions thereto that the Parties may agree from time to time pursuant to Article 165 of the General Mining Act.

1.7	“Transfer Agreement”, means the agreement to be drafted in the form of Exhibit B hereto, to formalize the transfer of the Mineral Rights from the Titleholder to the Optionee, subject to the exercise of the Option, whereby the Optionee becomes the sole and exclusive titleholder of 100% of the Mineral Rights.

1.8	“Deficit”, has the meaning set out in sub-section 3.7.2 (c).

1.9	“Dollars” or “US$”, means the currency of legal tender in the United States of America.

1.10	“Force Majeure”, has the meaning set out in sub-section 6.3.

1.11	“Confidential Information”, has the meaning set out in sub-section 6.7.

1.12	“Exploration Expenditures”, means all the expenses, costs or obligations paid, incurred, accrued or compromised by or on behalf of the Optionee or its affiliates, related with the maintenance, exploration and evaluation of the Mineral Rights, pursuant to sub-section 3.7 and the Exhibit A of this Agreement.

1.13	“Land Act” means the Law regulating Private Investment in the Development of Economic Activities in Lands of the National Territory and Peasant and Native Communities, Law No. 26505, enacted July 18, 1995, and its regulations, amendments, additions, substitutions, and related laws.

1.14	“General Mining Act” means the Consolidated General Mining Act, approved by Supreme Decree 014-92-EM dated June 2, 1992, and any regulations, amendments, additions, substitutions, and related laws.

1.15	“Notice” means any notice, request, order, demand, offer, requirement, or other communication authorized or required to be made under the Option Agreement or the Lease Agreement, as set out in sub-section 6.5.

1.16	“Option” means the exclusive, irrevocable and indivisible option granted to the Optionee according to the terms of the Option Agreement, whereby the Optionee is entitled to acquire, at its own discretion, 100% of the Mineral Rights.

1.17	“Optionee” means Bear Creek Mining Company, Sucursal del Perú, or its successor prior approval given by the Titleholder pursuant to sub-section 6.4.

1.18	“Party” or “Parties” means the Titleholder and the Optionee, and their successors. As regards to the Optionee, Party or Parties means the Optionee’s successor prior approval by the Titleholder pursuant to sub-section 6.4.

1.19	“Lease Term”, means the term during which the Optionee is entitled to carry out exploration activities pursuant to sub-section 5.3, including any extension in accordance with sub-sections 4.2 and 6.3.

1.20	“Option Term” means the term of the Option, during which the Optionee may exercise the Option pursuant to sub-section 3.3, including any extension in accordance with sub-sections 4.2 and 6.3.

1.21	“Transfer Price” has the meaning set out in sub-section 3.2.

1.22	“Environmental Regulations” mean the Environmental Regulations for Mining Exploration Activities approved by Supreme Decree No. 038-98-EM and published in the official gazette El Peruano on November 30, 1998, and its extensions, amendments, and related regulations.

1.23	“Titleholder” means Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara.

SECOND: REPRESENTATIONS AND WARRANTIES

2.1	The Titleholder hereby represents and warrants that:

a)	At the date of signing this Agreement:

(i)	Jannette Vergara Herrera is the sole and exclusive concession holder of the Cinco Hermanos mining concession;

(ii)	Jaime Oswaldo Vergara León is the sole and exclusive concession holder of the Jaime 1 mining concession; and

(iii)	Carmen Julia Herrera Galdo de Vergara is the only and exclusive concession holder of the Julia 1 mining concession.

b)	At the date of signing this Agreement, the Mineral Rights are free from encumbrances, liens, and there is no legal or extra-judicial process or agreement publicly recorded or not that affects or limits the free transferability of the Mining Rights, or the execution of the Option Agreement or the Lease Agreement; that the License Fees (“Derecho de Vigencia”) for the years 1999, 2000 and 2001, as the case may be, have been duly paid, having the Titleholder complied with all the formal obligations applicable to the Mineral Rights under the General Mining Act and other applicable laws;

c)	In the ordinary course of its business relating to the Mineral Rights’ title, the Titleholder has complied with all the necessary legal formalities, and has not infringed any law, regulation or norm relating to the exercise of mining activities as concession holder, nor infringed any environmental regulation; and that there are no adverse environmental conditions that affect or may affect the Mineral Rights as a result of its past or present activities.

d)	It has disclosed to the Optionee all the information related to the Mineral Rights for the Optionee to carry out an audit to determine the legal status of the Mineral Rights.

e)	During the Option Term, the Titleholder shall not, by action or inaction, permit or cause any rights of creditors, legal or extra-judicial actions, liens, charges, or other real or personal rights to be established or maintained over the Mineral Rights, or any part or appurtenance thereof, that may affect the Mineral Rights and/or this Agreement; nor put at risk the validity, existence, or title to the Mineral Rights.

f)	At the time of signing this Agreement and/or executing its obligations under the Agreement, the Titleholder does not violate, infringe and/or breaches any other agreement, contract or obligation with third persons or the Peruvian State.

2.2	The Optionee hereby represents and warrants that:

a)	It is a branch of Bear Creek Mining Company, established in Peru in accordance with the applicable Peruvian laws; and

b)	It has sufficient authorization to enter into this Agreement, given by its principal Bear Creek Mining Company, all of which is recorded with the Peruvian Public Registry.

THIRD: OPTION AGREEMENT

3.1	Option Agreement

Pursuant to Article 165 of the General Mining Act, Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara grant the Optionee an exclusive and irrevocable option to acquire one hundred percent (100%) of the Mineral Rights (the “Option”), during the term provided under sub-section 3.3. The option to acquire the Mineral Rights includes all of the Mineral Rights’ parts and appurtenances as well as everything that de facto or de jure pertains thereto, located within their external boundaries, without any additional consideration other than the agreed herein, except for the two office buildings used by the Titleholder.

3.2	Transfer Price

The consideration for the transfer of the Mineral Rights is US $3,000,000.00 (three million Dollars) (the “Transfer Price”). All amounts previously delivered as Deposits pursuant to sub-section 3.4.1 shall be deducted from the Transfer Price.

3.3	Option Term

3.3.1	The term of the Option is forty-eight months from the date on which the formal deed that may arise from this minute is signed by both Parties (the “Option Term ”).

3.3.2	The Option Term is mandatory for the Titleholder and voluntary for the Optionee. The Optionee may therefore terminate the Option at any time by giving Notice of termination to the Titleholder via a public notary, thirty (30) calendar days in advance.

3.4	Deposits (“Arras de Retractación”)

3.4.1	The Optionee undertakes to give as Deposits to the Titleholder the following amounts:

a) US $25,000	On the signing date of the public deed that will arise from this private document.

b) US $50,000	On the day following the first six months counted as of the date of signing of the public deed that will arise from this private document.

c) US $75,000	On the day following the first anniversary counted as of the date of signing the public deed that will arise from this private document.

d) US $250,000	On the day following the second anniversary counted as of the date of signing the public deed that will arise from this private document.

e) US $350,000	On the day following the third anniversary counted as of the date of signing the public deed that will arise from this private document.

If the Optionee does exercise the Option, the Deposits delivered to the Titleholder under this sub-section 3.4.1, shall be deducted in full and immediately from the Transfer Price.

3.4.2	Waiver of the right of withdrawal

The Titleholder hereby waives its right to withdraw its offer pursuant to Articles 1480, 1481 and 1482 of the Peruvian Civil Code.

3.4.3	Requirements for Making the Deposits

(a)	The Deposits referred to in sub-sections 3.4.1 (a),(b), (c), (d) and (e) shall be made as long as the Agreement remains in force.

(b)	The delivery of the Deposits shall be suspended due to Force Majeure. Once the Force Majeure is over the Optionee will reassume its obligation to deliver the Deposits to the Titleholder. Notwithstanding the Force Majeure, the Optionee hereby agrees to deliver to the Titleholder ten percent (10%) of the Deposits, as advance payment, on the dates agreed under sub-sections 3.4.1 (a), (b), (c), (d) and (e).

(c)	All advance of the Deposits delivered to the Titleholder pursuant to sub-section 3.4.3 (b) above will be deducted in full from the first payment once the Force Majeure is over or from the payment to be made to the Titleholder if the Agreement is terminated pursuant to sub-section 3.4.4 (b)

3.4.4	Consequences of the Failure to Exercise the Option

a)	Failure by the Optionee to exercise the Option shall cause the Optionee to lose the Deposits in favor of the Titleholder. The Deposits do not include the VAT or the Municipal Promotion Tax, as well as any other value added tax or sales tax that may replace them, which will be borne by the Optionee.

b)	If the Optionee decides to terminate the Agreement Option within the first twelve (12) months following the signing of the public deed that will arise from this private document, the Optionee shall pay to the Titleholder, the following amount:

(i)	US$5,000.00 (five thousand and 00/100 dollars) for each full month remaining to complete the semester, provided that the termination of the Agreement takes place within the first six months following the signing the public deed that will arise from this private document;

(ii)	US$7,500.00 (seven thousand five hundred and 00/100 dollars) for each full month remaining to complete the second semester, provided that the termination of the Agreement takes place at any time during the second semester following the signing the public deed that will arise from this private document.

3.4.5	Indivisibility of the Deposits

The Deposits will only accrue on the specified dates, and are indivisible. No claim for delivery of the Deposits or portions thereof based on the number of days, weeks or months elapsed shall be therefore admitted, except as provided under sub-sections 3.4.3 (b) and 3.4.4 (b).

Failure by the Optionee to deliver the Deposits under sub-sections 3.4.1(a), (b), (c), (d) and (e) will entitle the Titleholder to deliver a Notice to the Optionee by a public notary, detailing the Optionee’s default. The Optionee may cure the default within two (2) calendar days following receipt of the Notice. If the Optionee does not cure the default, the Titleholder shall be able to terminate the Agreement, except as provided under sub-section 6.3.

3.4.6	Instructions for the Delivery of the Deposits

(a)	The delivery of the Deposits shall be made by a cashier’s check. The delivery of the cashiers check to the Titleholder pursuant to the instructions detailed under sub-sections 3.4.6 (c), (d), (e) and (f) above will be deemed as full compliance of the payment obligation by the Optionee.

(b)	The Deposits shall be distributed among Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara, on a thirty-four percent (34%), thirty-three percent (33%) and thirty-three percent (33%) basis, respectively.

(c)	Jannette Vergara Herrera hereby instructs the Optionee to deliver her portion of the Deposits as detailed in sub-section 3.4.6 (b) to either Jaime Oswaldo Vergara Leon or Carmen Julia Herrera Galdo de Vergara, being the following sufficient authorization to be fully observed by the Optionee.

(d)	Carmen Julia Herrera Galdo de Vergara hereby instructs the Optionee to deliver her portion of the Deposits as detailed in sub-section 3.4.6 (b) to either Jaime Oswaldo Vergara Leon or to herself, being the following sufficient authorization to be fully observed by the Optionee.

(e)	Jaime Oswaldo Vergara Leon hereby instructs the Optionee to deliver his portion of the Deposits as detailed in sub-section 3.4.6 (b) to either Carmen Julia Herrera Galdo de Vergara or to himself, being the following sufficient authorization to be fully observed by the Optionee.

3.5	Exercise of the Option

3.5.1	The Optionee shall exercise the Option at any time during the Option Term by giving Notice of its decision to exercise the Option to the Titleholder, via public notary.

3.5.2	Upon the exercise of the Option, the Mineral Rights shall be automatically transferred to the Optionee. The Parties therefore agree that the Option Notice delivered by the Optionee will effect the transfer of the Mineral Rights and will constitute sufficient title to publicly register the transfer of the Mineral Rights on behalf of the Optionee.

3.5.3	Without prejudice of sub-section 3.5.2, the Titleholder unconditionally and irrevocably undertakes to issue and deliver all public and private documents that may be required to formalize the transfer of the Mineral Rights in favor of the Optionee, within a maximum of twenty (20) calendar days following receipt of the Notice thereof. Any delay by the Titleholder in signing the documents that the Optionee may require upon the exercise of the Option, shall automatically extend the Lease Term referred to in sub-section 5.3, until such time as the Titleholder signs the documents in question.

3.6	Payment of the Transfer Price

(a)	The balance of the Transfer Price shall be equal to the difference between the Transfer Price and the aggregate Deposits delivered to the Titleholder by the Optionee. This amount shall be paid to the Titleholder at the time the public deed containing the Transfer Agreement is signed by the Parties, pursuant to the instructions detailed under sub-section 3.6 (c) and with the delivery of the correspondent receipt.

(b)	The balance of the Transfer Price shall be paid by certified check issued by a bank of the national financial system. The delivery of the cashier’s check to the Titleholder pursuant to the instructions detailed under sub-sections 3.6 (d), (e) and (f) above will be deemed as full compliance of the payment obligation by the Optionee.

(c)	The balance of the Transfer Price balance shall be distributed among Jannette Vergara Herrera, Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara on a thirty-four percent (34%), thirty-three percent (33%) and thirty-three percent (33%) basis, respectively.

(d)	Jannette Vergara Herrera instructs the Optionee to deliver her portion of the balance of the Transfer Price as detailed in sub-section 3.6 (c) to either Jaime Oswaldo Vergara Leon or Carmen Julia Herrera Galdo de Vergara, being the following sufficient authorization to be fully observed by the Optionee.

(e)	Carmen Julia Herrera Galdo de Vergara hereby instructs the Optionee to deliver her portion of the balance of the Transfer Price as detailed in sub-section 3.6 (c) to either Jaime Oswaldo Vergara Leon or to herself, being the following sufficient authorization to be fully observed by the Optionee.

(f)	Jaime Oswaldo Vergara Leon hereby instructs the Optionee to deliver his portion of the balance of the Transfer Price as detailed in sub-section 3.6 (b) to either Carmen Julia Herrera Galdo de Vergara or to himself, being the following sufficient authorization to be fully observed by the Optionee.

3.7	Exploration Expenditures

3.7.1	The Optionee is committed to make Exploration Expenditures in the Mineral Rights, as follows:

(a) US$ 50,000	During the first six months counted as of the date of signing the contract on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations. This amount includes a minimum drilling commitment of two hundred (200) meters.

(b) US$ 150,000	During the second semester of the first year counted as of the date, of signing the contract on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

(c) US$ 200,000	During the second year following signing of the public deed that contains this Agreement, provided that the Optionee has executed the contracts on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

(d) US$ 250,000	During the third year following signing of the public deed that contains this Agreement, provided that the Optionee has executed the contracts on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

(e) US$ 350,000	During the fourth year following signing of the public deed that contains this Agreement, provided that the Optionee has executed the contracts on surface rights referred to under section 4 and subject to the approval of the exploration project pursuant to the Environmental Regulations.

The Exploration Expenditures shall be incurred at the Optionee’s discretion and cost pursuant to this sub-section 3.7 and the Exhibit “A”. The Optionee has the right to accelerate completion of the Exploration Expenditures, at its own discretion.

3.7.2	Statements

(a)	Within ten (10) days following the expiry of each anniversary referred to in sub-section 3.7.1 (a) and (b) and each annual period referred to in sub-section 3.7.1 (c), (d) and (e), the Optionee shall provide the Titleholder a statement of the Exploration Expenditures incurred.

(b)	Any and all investment incurred by the Optionee in excess of the semestral or annual Exploration Expenditure committed for a given year shall be deemed as an investment on account for the following semester or year, respectively.

(c)	If by any reason, the Optionee does not carry out the annual Exploration Expenditure for a given period, the balance between the Exploration Expenditures committed pursuant to sub-section 3.7.1 and the total amount of the Exploration Expenditure effectively carried out during such period, will be a shortfall (“Deficit”). The Option will remain in good standing provided that the Optionee pays the Deficit within five (5) calendar days following the submission of the Statement referred to in sub-section 3.7.2 (a). As regards to the Exploration Expenditures referred to in sub-section 3.7.1 (e), any Deficit at the signing of the public deed that formalizes the transfer of the Mineral Rights. The Deficit will not apply under sub-section 6.3.

(d)	The term to complete the Exploration Expenditures and to pay the Deficit if any shall be extended pursuant to sub-sections 4.2. and 6.3 of this Agreement.

(e)	The Deficit referred to in sub-section 3.7.2 (c) shall not be deducted from the Transfer Price.

3.8	Termination of the Option

3.8.1	The following are causes of termination of the Option Agreement:

(a)	The Optionee’s sole decision to terminate the Option Agreement pursuant to sub-section 3.3.2;

(b)	The expiry of the Option Term, provided that the Optionee did not exercise the Option;

(c)	Failure to pay the Deficit within five (5) calendar days following the submission of the Statement referred to in sub-sections 3.7.2 (a) and 3.7.2 (c);

(d)	The Parties’ decision to terminate the Option Agreement.

3.8.2	Upon termination of the Option Agreement, the Parties’ obligations, except for those payments already due by the Optionee, will automatically cease with no further recourse for either Party:

(a)	The delivery of Deposits by the Optionee pursuant to sub-section 3.4.

(b)	The Exploration Expenditures pursuant to sub-section 3.7, and the Deficit referred to in sub-section 3.2.7 (c).

3.8.3	Upon delivery of the termination Notice, or failure to exercise the Option within the Option Term, the Titleholder shall issue and deliver a receipt for the aggregate amount of Deposits received from the Optionee. The receipt shall be issued within twenty (20) days following delivery of the termination Notice or on the date of signing of the public deed that formalizes the termination of the Option, whichever occurs first.

3.9	Authorizations

(a)	Jannette Vergara Herrera hereby grants Jaime Oswaldo Vergara Leon and Carmen Julia Herrera Galdo de Vergara sufficient faculties so that either of them receives her share of the Deposits referred to in sub-section 3.4.6 (b), collects her share of the balance of the Transfer Price referred to in sub-section 3.6 (b), and issues and delivers all documents that may be required to acknowledge receipt of these payments.

(b)	Jaime Oswaldo Vergara Leon grants Carmen Julia Herrera Galdo de Vergara sufficient faculties so that either of them receives her share of the Deposits referred to in sub-section 3.4.6 (b), collects her share of the balance of the Transfer Price referred to in sub-section 3.6 (b), and issues and delivers all documents that may be required to acknowledge receipt of these payments.

(c)	Carmen Julia Herrera Galdo de Vergara grants Jaime Oswaldo Vergara Leon sufficient faculties so that either of them receives her share of the Deposits referred to in sub-section 3.4.6 (b), collects her share of the balance of the Transfer Price referred to in sub-section 3.6 (b), and issues and delivers all documents that may be required to acknowledge receipt of these payments.

FOURTH: ACCESS AGREEMENTS

4.1	Pursuant to article 7 of the Land Act approved by law Nº 26505, the Optionee will enter into agreements with owners of surface lands located within or outside the external boundaries of the Mineral Rights that may be deemed necessary to obtain access to the Mineral Rights for performance of the exploration works.

4.2	Any delay or impediment beyond the scope of the Land Act modified by Law Nº 26570, to for entering into access agreements, is a cause of Force Majeure. The Optionee will inform the Titleholder of the Force Majeure as soon as reasonably possible. This will allow the Optionee to suspend the Option Term and the Lease Term referred to in sub-sections 3.3 and 5.34 of this Agreement, respectively. The Titleholder agrees to provide its full support to the Optionee insofar for this purpose.

FIFTH: LEASE AGREEMENT

5.1	Lease of the Mineral Rights

Pursuant to Article 166 of the General Mining Act, the Titleholder hereby exclusively leases the Mineral Rights to the Optionee, for exploration purposes and for the term detailed in sub-section 5.3.

5.2	Consideration for the Lease

The Parties hereby agree that the consideration for the mining lease of each of the mining concessions that comprise the Mineral Rights is US$100.00 (one hundred and 00/100 Dollars). The aggregate consideration for the mining lease is therefore US$300.00 (three hundred and 00/100 Dollars), plus the Value Added Tax and the Municipal Promotion Tax. This amount will be paid at the time public deed that may arise from this document is signed by the Parties, with no more proof that the Titleholder’s signature on this document.

5.3	Lease Term

5.3.1	The term of the mining lease is forty-eight (48) months counted as of the date of signing of the public deed that may arise from this document (“Lease Term”).

5.3.2	The Lease Term is mandatory for the Titleholder and voluntary for the Optionee. The Optionee may therefore terminate the Lease Agreement at any time by giving Notice of its decision to the Titleholder via public notary thirty (30) calendar days in advance.

The termination of the Option Agreement pursuant to sub-section 3.3.2 will cause the termination of the Lease Agreement.

5.4	Rights and Obligations of the Optionee under the Lease Agreement

5.4.1	Exploration Works

The Optionee is entitled to:

(a)	Start and carry out exploration works at any time in accordance with the programs and budgets to be determined by the Optionee, and apply for the necessary permits and approvals before the competent authorities.

(b)	Apply for or acquire mineral rights in areas adjacent to the Mineral Rights. If the mineral rights so applied for or acquired are located within the Area of Interest detailed in Exhibit “C”, sub-section 5.5.3 (d) will apply.

(c)	Obtain from the Mineral Rights the quantities of ores or other materials that may be deemed appropriate for the evaluation of the Mineral Rights or for the completion of a feasibility study, being authorized to dispose of them freely, at its own discretion. As regards to the portions of cores and/or samples obtained from drilling operations, the Optionee is authorized to freely dispose of up to fifty percent (50%) thereof, keeping control thereof in accordance with the provisions of the General Mining Ac; if the Optionee does not exercise the Option, then the Optionee will deliver the remaining fifty percent (50%) of the cores and/or samples to the Titleholder.

(d)	Jaime Oswaldo Vergara Leon may, at is own cost and in coordination with the Optionee, authorize his legal or technical representative to verify compliance of the works performed under the Agreement, as many times as he may deem convenient and provided that this Agreement remains in force.

5.4.2	Environmental Obligations

(a)	The Optionee shall comply with the Environmental Regulations, and shall be responsible for all emissions, discharges and waste as a result of the works that the Optionee or its contractors may carry out in the Mineral Rights while the Agreement is in place. The Optionee will therefore hold the Titleholder harmless for the works carried pursuant to this Agreement, and undertakes to pay any penalty, fine or compensation that may be required while the Agreement is in force or even after the Agreement is terminated.

(b)	The Titleholder is responsible for all the emissions, discharges and waste as a result of the works carried out in the Mineral Rights by the Titleholder, its successors or contractors prior the signing of the public deed that formalizes this Agreement. The Titleholder will therefore pay any penalty, fine or compensation that may result from works carried until the signing of the public deed that formalizes this Agreement, even if required while this Agreement is in force, releasing the Optionee from any responsibility thereof.

(c)	If the Optionee is required mitigate any environmental impact caused the activities carried out by the Optionee of its contractors, or if due to a court order or resolution the Optionee is required to pay a fine, penalty or compensation in favor of the Peruvian State or third parties, the Optionee shall deliver a Notify to the Titleholder. The Titleholder has the right to appear in court to protect its interests.

(d)	The Titleholder will provide the Optionee with all the necessary support in the defense and approval or granting of permits, approvals, authorizations, easements and access agreements that the Optionee may require pursuant to section 4 of this Agreement, in order to secure and keep the good community relations that the Titleholder claims to have with the Añaylla, Añancusi and Palmira Alta local communities. The Optionee shall manage the programmes. The Titleholder’s technical personal may have access to the Mineral Rights, and upon the Optionee’s, request JVL Exploraciones will carry out the community relations programmes.

(e)	The Titleholder will deliver a Notice to the Optionee in the case of violation of the Environmental Regulations, or verification of damages to property or health caused by the Optionee or its contractors. The Optionee, prior assessment, will order the rectification or remediation works that may be required.

5.4.3	Licence Fees

(a)	The Titleholder is responsible for payment of the annual Licence Fees for the Mineral Rights until 2002. The Optionee shall refund to the Titleholder the Licence Fees paid for the year 2002 at the time the public deed that formalizes this Agreement is signed.

(b)	The Optionee will pay the Licence Fees and the penalties, as any other payment imposed by Law to keep the Mineral Rights in good standing as of the year 2003, and as long this Agreement remains in force, pursuant to article 59 of the Mining General Act. These payments will be made within the first ten (10) calendar days of June of the year in question.

5.4.4	Delivery of Documentation

(a)	The Optionee agrees to the following:

(i)	Provide the Titleholder reports containing the results obtained from the Mineral Rights and the planned programs every two (2) months;

(ii)	Provide the Titleholder results of the technical program, as soon as they are available;

(iii)	Provide the Titleholder a copy of the document acknowledging receipt of payment of the Licence Fees and of the Annual Consolidated Statement. These documents will be delivered to the Titleholders within ten (10) days following payment or submission to the National Institute of Mining Concessions and Cadastre or to the Ministry of Energy and Mines, as the case may be; and

(iv)	Provide the Titleholder the geological and laboratory results, which second copy will be directly delivered to the Titleholder’s address.

(b)	Upon receipt, the Titleholder will immediately inform the Optionee of all notice or communication received, or action taken with regard to the Mineral Rights.

5.5	Termination of the Lease

5.5.1	The following are causes of termination of the Lease Agreement:

(a)	The Optionee’s sole decision to terminate the Lease Agreement pursuant to sub-section 5.3.2;

(b)	The termination of the Option Agreement pursuant to sub-section 3.3.2;

(c)	The Parties’ decision to terminate the Option Agreement;

(d)	Failure to pay the annual License Fees and penalties applicable to the Mineral Rights;

(e)	The expiry of the Option Term, provided that the Optionee did not exercise the Option.

5.5.2	Upon termination of the Lease Agreement, the following obligations shall automatically cease:

(a)	To pay the annual Licence Fee applicable to the Mineral Rights; and

(b)	Any other Optionee’s obligation, except for those referred under sub-section 5.5.3.

5.5.3	Within sixty (60) days following the termination of the Lease Agreement, the Optionee shall:

(a)	Remove all the machinery, equipment, tools, vehicles and other goods located or placed in the Mineral rights by the Optionee;

(b)	Transfer the Titleholder, at no cost, all fixed facilities or buildings erected or installed within the boundary of the Mineral Rights and those required to keep the mining works in place;

(c)	Deliver to the Titleholder copies of reports, maps, photographs and the record of the drilling programme excluding interpreted results, even if this information was already furnished to the Titleholder. The Optionee specifically disclaims and makes no representation or warranty, expressed or implied, as to the accuracy, completeness, usefulness, or reliability of the information or any portion thereof.

(d)	Transfer to the Titleholder, at no cost, all mining concessions located within the Area of Interest of one (1) kilometer from the perimeter of the Mineral Rights, as shown on Exhibit C, applied for or acquired by the Optionee; and

(e)	Deliver to the Titleholder the available fifty percent (50%) of the drill cores and/or samples obtained from the Mineral Rights in an orderly manner.

5.5.4	The relevant term of sixty (60) days given to the Optionee pursuant to sub-sections 5.5.3 (a), (b), (c) and (d) may be extended due to Force Majeure.

SIXTH: COMMON PROVISIONS APPLICABLE TO THE OPTION AGREEMENT AND LEASE AGREEMENT

6.1	Applicable Law

The Parties hereby agree to be bound by the terms and conditions of this Agreement and, if needed, by the provisions of the General Mining Act and the Civil Code.

6.2	Arbitration

6.2.1	Any dispute, controversy or claim arising out of or relating to the execution of the public and private documents relating to the exercise of the Option and the subsequent formalization of the transfer of the Mineral Rights shall be settled by the judges and courts of the Judicial District of Lima — Cercado, to which jurisdiction the Parties hereby submit to.

6.2.2	Any dispute, controversy or claim arising out of or relating to the Option Agreement and/or the Lease Agreement, the execution, object, subscription, validity, interpretation, breach or termination thereof, except as provided in sub-section 6.2.1, shall be settled by arbitration of law in accordance with the applicable law. The ruling shall be final and binding. All Notices relating to the arbitration process, including the Notice of arbitration and the response thereto, may be served as provided under sub-section 6.5 of this Agreement.

6.2.3	There shall be one arbitrator appointed by the Parties within thirty (30) calendar days after receipt of a Notice of arbitration. If the Parties fail to agree on a single arbitrator within that term, there shall be three arbitrators. Each Party will appoint one arbitrator and the two arbitrators so appointed will elect the third arbitrator, who will preside the arbitration tribunal.

6.2.4	If within thirty (30) calendar days after receipt of a Party’s Notice of appointment of an arbitrator, the other Party has not notified the first Party of its appointment of an arbitrator, or if within thirty (30) calendar days of the appointment of the second arbitrator the Parties have not reached an agreement on the third arbitrator, the third arbitrator will be chosen by the National Institute of Mining Petroleum and Energy Law (Instituto Nacional de Derecho de Minería, Petróleo y Energía). This decision shall be final and binding.

6.2.5	As regards to any intervention of the judiciary that may be required or specified in the applicable law, the Parties hereby submit to the jurisdiction of the Judges and Courts of the Judicial District of Lima — Cercado.

6.3	Force Majeure

6.3.1	All the obligations under the Option Agreement and/or the Lease Agreement may be suspended, and the terms thereof shall be extended, during any event of force majeure or Act of God (indistinctly, “Force Majeure”) duly notified to the other Party by the affected Party. The Notice of Force Majeure shall contain reasonably full particulars of the event of Force Majeure, the reasons thereof, and estimated period of suspension, and will be delivered within ten (10) days following acknowledgment of the event of Force Majeure. The affected Party shall resume its obligations as soon as reasonably possible.

6.3.2	The terms and contractual obligations under the Agreement shall be extended during an event of Force Majeure. The Parties hereby agree as “Force Majeure” such unforeseeable events, actions or inactions beyond the control of the Parties, and even if foreseeable that can not be avoided including orders, mandates, instructions or resolutions of government or governmental agencies restricting or affecting the performance of the proposed works in the Mineral Rights, judicial, administrative or arbitral decisions or resolutions of any rank or hierarchy, failure to enter into the access agreements referred to under section 4 in reasonable terms, suspension or curtailment of exploration works due to inability of the Optionee to enter into access agreements in reasonable terms pursuant to section 4; delay in obtaining approval for the exploration project or the environmental permit pursuant to the Environmental Regulations; adverse and severe climatological conditions that impede or paralyze the works carried out by the Optionee, other than those considered normal; orders, mandates, instructions or resolutions of government or governmental agencies as well as municipal resolutions that restrict or curtail the activities carried out by the Optionee, affecting the normal performance of exploration works, as well as any judicial, administrative or arbitral decisions or resolutions of any rank or hierarchy that are not the result of an infraction by the Optionee.

6.3.3	Either Party may terminate this Agreement if the event of Force Majeure exceeds twelve (12) months. The Party who decides to terminate the Agreement shall deliver a Notice to the other Party. Notwithstanding, if the Titleholder is the Party who decides to terminate the Agreement, then the Optionee will have the right to exercise the Option to acquire the Mineral Rights within thirty (30) days following receipt of the Notice, pursuant to sub-section 3.6.

6.3.4	If the contract term already elapsed plus the extension due to an event of Force Majeure exceed forty-eight (48) months, then either Party may terminate this Agreement by giving a Notice to the other Party. Notwithstanding, if the Titleholder is the Party decides to terminate the Agreement, then the Optionee will have the right to exercise the Option to acquire the Mineral Rights within thirty (30) days following receipt of the Notice, pursuant to sub-section 3.6.

6.3.5	Under no circumstance, the Optionee will be relieved from its obligation to pay the license fees and penalties applicable to the Mineral Rights, and to submit the Annual Consolidated Statement before June 30 of each year.

6.3.6	Upon termination of the event of Force Majeure, the Optionee shall promptly give notice that it has reassumed performance. The Notice shall contain reasonably full particulars of the length of the suspension counted in months and days.

6.3.7	The Titleholder will not be responsible for any damage to the Optionee’s property, works or facilities during the event of Force Majeure.

6.4	Assignment — Authorizations

6.4.1	The Optionee is hereby expressly authorized to assign its interest in the Option Agreement and/or the Lease Agreement, in whole or in part, and on the same terms and conditions hereof, at any time following the first eighteen (18) months from the signature of the public deed that formalizes this Agreement, and prior the Titleholder’s approval of the successor’s technical and financial capacity, and its good commercial practices, pursuant to article 1435 of the Civil Code. In such case, the successor will be subject to the same terms and conditions hereof. The approval shall not be unreasonably withheld by the Titleholder. The Titleholder will confirm the reasons of his/her decision in writing. The successor shall have a technical and financial capacity equal to or higher than the Optionee’s capacity at the date of signing this Agreement. The Optionee will give notice to the Titleholder of the successor’s technical and financial capacity in writing.

6.4.2	The Titleholder hereby authorizes the Optionee to enter into joint ventures, partnerships and any other collaboration agreements in order to carry out the operations under the Option Agreement and/or the Lease Agreement.

6.4.3	If the Optionee assigns this Agreement to a third Party, the Optionee shall:

(a)	Pay the Titleholder ten percent (10%) of any profit that the Optionee may make as a result of the assignment referred to in sub-section 6.4.1, or of any transfer of the Mineral Rights, whichever happens first. In this Agreement, “profit” means the balance of transfer price less the exploration expenditures incurred by the Optionee; and

(b)	Grant the Titleholder a Net Smelter Returns Royalty of 1.5 percent (1.5%) from the Mineral Rights.

6.5	Notices

All notices, offers, summons, petitions, and communications in general (“Notice”) between the Parties in connection with the Option Agreement or the Lease Agreement shall be in writing, delivered to the addresses specified below, shall be deemed effective on the date of reception, receipt acknowledged, or on the date of delivery via notary. Any change of address, telephone, or facsimile shall be communicated to the other Party via notary or with acknowledgement of receipt five days prior thereto, otherwise any Notice addressed to the former address shall be deemed delivered.

a)	OPTIONEE:	BEAR CREEK MINING COMPANY SUCURSAL DEL PERÚ
		Address:	Calle Monteflor No. 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33 — Perú
		Telephone:	(511) 3725765
		Facsimile:	(511) 3728070

b)	TITLEHOLDER:	JANNETTE VERGARA HERRERA JAIME OSWALDO VERGARA LEÓN CARMEN JULIA HERRERA GALDO DE VERGARA
		Address:	Manuel Fuentes Nº 073, San Isidro, Lima 27.

6.6	Taxes

The Optionee shall bear the cost of the Value Added Tax and the Municipal Promotion Tax and any other tax that may replace them that may levy the payments made under this Agreement.

Each Party shall responsible for the Income Tax that may levy the transactions contained in this Agreement.

6.7	Confidentiality

6.7.1	All the facts, reports, registers and other information of any kind developed or acquired by the Titleholder as a result of the performance of this Agreement shall be kept by the Titleholder as strictly confidential (“Confidential Information”), and such Confidential Information shall not be revealed or divulged in other way to third Parties if there is no prior written consent from the Optionee.

6.7.2	In the event that the Titleholder is required to disclose Confidential Information to any competent governmental entity and/or its dependencies, to the extent required by law or in response to a legitimate request for such Confidential Information, the Titleholder must immediately send Notice to the Optionee of the requirement and its terms before the divulgation. The Optionee shall have the right to object, to the agency concerned, to such disclosure and to seek confidential treatment of any Confidential Information to be disclosed.

6.8	Expenditures

The Optionee shall bear all notarial and registration fees required to formalize this Agreement into a public deed and to have it recorded with the Public Registry.

Mr. Notary: Please add the legal formalities hereto and file notice to the Public Mining Register for registration of this document. Signed in three identical counterparts in Lima, on the 19th day of July, 2002.

BEAR CREEK MINING COMPANY, SUCURSAL DEL PERU

By: “Andrew Swarthout”

Position: General Manager

JANNETTE VERGARA HERRERA

“Jannette Vergara Herrera”

JAIME OSWALDO VERGARA LEÓN

“Jaime Oswaldo Vergara León”

CARMEN JULIA HERRERA GALDO DE VERGARA

“Carmen Julia Herrera Galdo de Vergara”

EXHIBIT “A”
Expenditures

Expenditures in Exploration include:

1.	Payroll costs comprising salaries, wages and all other benefits paid to or on account of employees plus associated on-costs covering payroll taxes, long service leave, superannuation, provident fund, annual leave, sick leave, workers compensation, public holidays.

2.	Overheads comprising all other costs of a general nature not otherwise in this annex and/or all costs as defined herein but of a nature that they cannot be specifically allocated directly to the operations to a maximum of 10% of all other project Expenditure.

3.	The cost of food, messing and accommodation for or in connection with field and camp operations including camp establishment, additions and improvements.

4.	Costs and expenses including sums paid or to be paid to or on account of contractors and advisors, for or in connection with:

•	sampling;

•	trenching;

•	field surveying;

•	geophysics;

•	geochemistry;

•	aerial mapping and photography;

•	chartered aircraft (including helicopters);

•	drilling — diamond, percussion and auger;

•	laboratory assaying;

•	laboratory geochemical (samples);

•	metallurgical testing;

•	field mapping and investigations;

•	Costs in engineering studies; and

•	Costs related with the preparation of the feasibility study.

5.	The net cost of establishing and maintaining such temporary field officers and on-site construction offices as may be required for or in connection with operations, including office supplies, telephone, telex and telegraph charges and other office operating costs, and construction, maintenance and operation of store houses, machine shops and other facilities.

6.	The cost of all expendable materials and stores, light, power, water, tools and the like.

7.	The costs (including acquisition costs and rental, operating costs and costs of repairs and maintenance) of vehicles and machinery purchased, hired or otherwise procured for or in connection with operations.

8.	The cost of freight for or in connection with operations.

9.	Travelling expenses of employees and contract personnel when travelling in connection with operations. When these travelling expenses also relate to other activities carried out, the expenses will with respect to journeys common to both operations and other activities be apportioned in proportion to the time spent on operations and other activities.

10.	The costs and expenses of transportation, in the country or abroad, of personnel and effects to and from points of residence and the site.

11.	Handling charges in relation to equipment, supplies, plant and machinery, including loading and unloading costs and expenses.

12.	Excise, customs and other taxes, duties, levies, royalties (if any), imposts, deductions and other charges of whatsoever nature (including agency fees) payable on or in respect of production or goods purchased for or in connection with operations and all royalties and other taxes, duties, levies, imposts, and deductions (with the sole exception of income taxes payable by the parties) payable to any government or governmental authority in respect of production or operations.

13.	First aid and safety costs and expenses incurred for or in connection with operations.

14.	All insurance coverage reasonably obtained or maintained in relation to operations.

15.	Legal, audit and consulting fees expended solely and exclusively for or in connection with operations.

16.	When used in relation to the operations, depreciation at usual rates on:

•	building;

•	vehicles;

•	camp accommodation and equipment;

•	furniture and fittings;

•	drilling equipment;

•	geophysical equipment;

•	laboratory equipment;

•	sundry equipment; and

•	other fixtures and chattels.

17.	All costs and expenses associated with the acquisition and maintenance of title to the Mineral Rights area including but not limited to rents, rates, survey fees and labor exemption fees.

18.	Any charge, fee, payment or other consideration payable in respect of any consent, approval or authority required for the purposes of this agreement and payments, if any, of compensation.

19.	Save and except to the extent, if any, that the same are recovered under any insurance carried by the Optionee all costs and expenses reasonably incurred in or in relation to the replacement or repair of damages or losses incurred by fire, flood, storm, theft, accident or any other cause.

20.	Any other costs incurred or payments made in negotiation pursuant in connection with surface rights located inside or outside the boundaries of the Mineral Rights, pursuant to section 4 of this Agreement, or any payments made to the surface owners or possessors under such agreements.

EXHIBIT “B”
TRANSFER OF THE MINERAL RIGHTS

Mr. Notary:

Please enter in your Registry of Public Deeds the Transfer of Mineral Rights entered into by and between BEAR CREEK MINING COMPANY – SUCURSAL DEL PERU, registered as entry 1, file Nº 41289, of the Public Mining Registry, duly represented by XXXXXX, whose faculties are duly registered with the Public Registry, domiciled at Calle Monteflor Nº 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33, hereinafter referred to as “OPTIONEE”; and on the other side JANNETTE VERGARA HERRERA, identified with DNI Nº xxx, JAIME OSWALDO VERGARA LEÓN, identified with DNI Nº 08231837, married to Carmen Julia Herrera Galdo de Vergara, miner and CARMEN JULIA HERRERA GALDO DE VERGARA, identified with DNI Nº 08231836, married to Jaime Oswaldo Vergara León, all domiciled at Manuel Fuentes Nº 073, San Isidro, Lima 27; on the following terms and conditions:

FIRST: BACKGROUND

1.1	To the date of this Agreement, Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara are titleholders of the following mining concessions, hereinafter referred to as “Mineral Rights”:

(a)	Jannette Vergara Herrera is the sole and exclusive titleholder of the “Cinco Hermanos” mining concession, code 8353 of the former Mining Regional Office of Huancavelica, with an extent of 100 hectares, located in the district of Paucará, province of Acobamba, department of Huancavelica, which title to mining concession granted to Jannette Vergara Herrera was approved by resolution RJ Nº 7577-94/RPM on November 21, 1994.

(b)	Jaime Oswaldo Vergara León is the sole and exclusive titleholder of “Jaime 1” mining concession, code 01-02043-99, located in the districts of Paucará and Andabamba, province of Acobamba, department of Huancavelica, which title to mining concession granted to Jaime Oswaldo Vergara León was approved by resolution RJ Nº 0974-2000-RPM on March 16, 2000; and

(c)	Carmen Julia Herrera Galdo de Vergara is the sole and exclusive titleholder of the “Julia 1” mining concession, code 01-02044-99, located in the districts of Paucará, Acoria and Andabamba, provinces of Acobamba and Huancavelica, department of Huancavelica, which title to mining concession granted to Carmen Julia Herrera Galdo de Vergara was approved by resolution RJ Nº 1169-2000-RPM on March 27, 2000.

1.2	On July 17, 2002, the Optionee, Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara entered into an Option and Lease Agreement, whereby the Optionee was granted the right to acquire, at its own discretion, one hundred percent (100%) of the Mineral Rights, during a forty-eight (48) month term.

1.3	The Optionee exercised its option to acquire the Mineral Rights, and pursuant to sub-section 3.5 of the Option and Lease Agreement, the Optionee delivered the Notice of exercise of the option via public notary, which acknowledgment of receipt will be inserted in the public deed that will arise from this document.

SECOND: PURPOSE OF THE AGREEMENT

The Parties hereby acknowledge the transfer of the Mineral Rights in favor of the Optionee, including all its parts and appurtenances as well as everything that de facto or de lure pertains thereto locate within the external boundaries of the Mineral Rights, without demanding any additional consideration.

THIRD: TRANSFER PRICE

3.1	Pursuant to section 3.2 of the Option and Lease Agreement, the consideration for the transfer of 100% of the Mineral Rights, is the amount of US$3,000,000 (three million and 00/100 Dollars).

3.2	Pursuant to sub-section 3.4.1 of the Option and Lease Agreement, the Deposits delivered to Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara are the aggregate amount of US$XXXX. The balance of the Transfer Price to be paid to the Titleholder is therefore US$XXXXX.

For the purpose of clarity, any amounts paid by the Optionee as Deficit, shall be deducted from the transfer price nor from the balance of the transfer price to be paid to Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara.

FOURTH: REPRESENTATIONS AND WARRANTIES

4.1	Jannette Vergara Herrera, Jaime Oswaldo Vergara León and Carmen Julia Herrera Galdo de Vergara hereby represents and warrants that:

a)	On the date of this agreement, the Mineral Rights are in good standing, free from any liens, encumbrances, charges, and there is no legal or extra-judicial order or agreement or real or personal right over the Mineral Rights or any accessory part of it that affects or limits their free transferability or this Agreement.

b)	That in the ordinary course of business relating to the Mineral Rights or during the exploration and/or exploitation activities carried out before the execution of the Option and Lease Agreement, they have not infringed any law, regulation or permit relating to activities as concession holder, nor infringed any environmental law or the health safety regulation applicable to the Mineral Rights.

c)	That it will defend and hold the Optionee harmless of any responsibility or obligation, lost, costs, expenses, damages and demands, including, without limitation, damages to third persons, damages to property, reclamation costs of damages caused to the environment and third parties that may result from the activities carried out by them prior to the execution of the Option and Lease Agreement.

d)	At the time of signing this Agreement and/or executing their obligations under this Agreement, they do not violate, infringe and/or breaches any other agreement, contract or obligation; and that fully agree with the execution of the Option and Lease Agreement, as well as with the terms of this Agreement.

4.2	The Optionee hereby represents and warrants that it is a branch duly established under the laws of Peru and that has full power and authority to execute this Agreement.

FIFTH: OTHER PROVISIONS

5.1	Applicable Law

The Parties hereby agree to be bound by the terms and conditions of this Agreement and, if needed, by the provisions of the General Mining Act and the Civil Code.

5.2	Arbitration

5.2.1	Any dispute, controversy or claim arising out of or relating to the Transfer Agreement, the execution, object, subscription, validity, interpretation, breach or termination thereof, shall be settled by arbitration of law in accordance with the applicable law. The ruling shall be final and binding. All Notices relating to the arbitration process, including the Notice of arbitration and the response thereto may be served as provided under sub-section 5.3 of this Agreement.

5.2.2	There shall be one arbitrator appointed by the Parties within thirty (30) calendar days after receipt of a Notice of arbitration. If the Parties fail to agree on a single arbitrator within that term, there shall be three arbitrators. Each Party will appoint one arbitrator and the two arbitrators so appointed will elect the third arbitrator, who will preside the arbitration tribunal.

5.2.3	If within thirty (30) calendar days after receipt of a Party’s Notice of appointment of an arbitrator, the other Party has not notified the first Party of its appointment of an arbitrator, or if within thirty (30) calendar days of the appointment of the second arbitrator the Parties have not reached an agreement on the third arbitrator, the third arbitrator will be chosen by the National Institute of Mining Petroleum and Energy Law (Instituto Nacional de Derecho de Minería, Petróleo y Energía). This decision shall be final and binding.

5.2.4	As regards to any intervention of the judiciary that may be required or specified in the applicable law, the Parties hereby submit to the jurisdiction of the Judges and Courts of the Judicial District of Lima — Cercado.

5.3	Notices

All notices, offers, summons, petitions, and communications in general (“Notice”) between the Parties in connection with this Agreement shall be in writing, delivered to the addresses specified below, and considered effective on the date of reception, receipt acknowledged, or on the date of delivery via notary. If not received on a business day, the notice shall be considered received the following business day. Any change of address, telephone, or facsimile shall be communicated to the other Party via notary or with acknowledgement of receipt five days prior thereto, otherwise any Notice addressed to the former address shall be deemed delivered.

a)	OPTIONEE:	BEAR CREEK MINING COMPANY SUCURSAL DEL PERÚ
		Address:	Calle Monteflor No. 460, Urbanización Valle Hermoso, Santiago de Surco, Lima 33 – Perú
		Telephone:	(511) 3725765
		Facsimile:	(511) 3728070

b)	TITLEHOLDER:	JANNETTE VERGARA HERRERA JAIME OSWALDO VERGARA LEÓN CARMEN JULIA HERRERA GALDO DE VERGARA
		Address:	Manuel Fuentes Nº 073, San Isidro, Lima

5.4	Expenditures

The Optionee shall bear the cost of all the notarial and registration fees required to formalize this agreement into a public deed and to have it registered with the Public Registry.

Mr. Notary: Please add the legal introduction and conclusion, inserting the Notice of exercise of the Option, hereto and file notice to the Public Mining Register for registration of this document. Signed in Lima, on the XXXX day of XXXXX, XXXX.

BEAR CREEK MINING COMPANY, SUCURSAL DEL PERU
JANNETTE VERGARA HERRERA
JAIME OSWALDO VERGARA LEÓN
CARMEN JULIA HERRERA GALDO DE VERGARA